ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of 16th day of March, 2006

B E T W E E N:

SINO SILVER CORP., a corporation incorporated under the laws of the State of Nevada, (hereinafter called the "Seller")

OF THE FIRST PART;

and -

SANHE SINO-TOP RESOURCES AND TECHNOLOGIES, LTD., a limited liability company and joint venture organized and existing under the laws of the People's Republic of China,

(hereinafter called "Sino-Top")

OF THE SECOND PART;

SILVER DRAGON RESOURCES INC., a corporation incorporated under the laws of the State of Delaware,

(hereinafter called the "Buyer")

OF THE THIRD PART.

ARTICLE 1
INTERPRETATION

Section 1.01 Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them in this Section 1.01:

"Agreement" means this Asset Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article or Section; "Article" or "Section" means and refers to the specified article or section of this Agreement;

"Business Day" means any day, other than a Saturday, Sunday or statutory or civic holiday in the Province of Ontario or in the United States;

"U.S. Closing" means the completion of the sale to, and purchase by the Buyer of, the Purchased Assets hereunder by the transfer and delivery of all required closing documents and the payment of the portion of the Purchase Price as required pursuant to Section 2.02(b);

"Final Closing" means the completion of the sale to, and purchase by the Buyer of, the Purchased Assets hereunder by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefore as contemplated hereby;

"U.S. Closing Date" means the 20th day of May, 2006 or such other Business Day as the Parties may agree as the date upon which the U.S. Closing shall take place;

"Closing Time" means 2:00 o'clock in the afternoon on the U.S Closing Date or the Final Closing Date (as the case may be) or such other time on such dates as the Parties may agree as the time at which the Closing shall take place;

"Parties" means the Seller, Sino-Top and the Buyer collectively, and "Party" means any one of them;

"Payment" has the meaning ascribed thereto in Section 2.02 of this Agreement;

"Person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

"Purchase Price" means the purchase price to be paid by the Buyer to the Seller for the Purchased Assets as provided in Section 2.01 hereof;

"Purchased Assets" means the following, as more particularly described in Schedule "B":

(a) Sino-Top Shares - a sixty percent (60%) equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top");

(b) Contracts - all right, title and interest of the Seller in, to and under, and the full benefit of a certain Joint Venture Contract made as of the 27th day of January 2005, a copy of which is set out in Schedule "H".

Section 1.02 Gender and Number

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.03 Entire Agreement

This Agreement, including Schedules "A" to "K" hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 1.04 Article and Section Headings

Article and Section headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

Section 1.05 Schedules

The following Schedules are an integral part of this Agreement:

Schedule "A" - Seller's Attorney's Escrow Agreement
Schedule "B" - Description of Purchased Assets
Schedule "C" - Consent of Majority of Sino-Top Shareholders
Schedule "D" - Consent of Chinese Authorities
Schedule "E" - Properties
Schedule "F" - Equity Ownership of Sino-Top
Schedule "G" - Sino-Top Financial Statements
Schedule "H" - Contracts of Sino-Top
Schedule "I" - Leases of Sino-Top
Schedule "J" - Buyer's Attorney's Escrow Agreement
Schedule "K" - Buyer's Commitment on investment to Sino-Top in 2006

Section 1.06 Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Each Party hereto irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of Ontario with respect to any matter arising hereunder or related hereto.

Section 1.07 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States funds.

Section 1.08 Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon an American chartered bank or by negotiable cheque payable in United States funds and certified by a United States bank or trust company.

ARTICLE 2
Purchase and Sale of Purchased Assets

Section 2.01 Purchase and Sale of Purchased Assets

Upon and subject to the terms and conditions hereof, the Seller shall sell, transfer, assign and set over to the Buyer and the Buyer shall purchase and acquire from the Seller on the Final Closing Date the Purchased Assets for the following (the "Purchase Price"):

(a) the sum of SIX HUNDRED AND FIFTY THOUSAND DOLLARS ($650,000.00), payable in accordance with Section 2.02 hereof;

(b) FOUR MILLION (4,000,000) restricted common shares of the Buyer (the "Shares") delivered to the Seller's Attorney on the US Closing date, to be held in escrow pursuant to the terms of the Seller's Attorney's Escrow Agreement attached hereto as Schedule "A".

The Buyer shall be permitted to direct that the Sino-Top Shares be recorded in the name of the Buyer's wholly-owned Chinese Subsidiary (the "Buyer's Subsidiary"), if so requested by the Buyer.

All pending payments pursuant to the Venture Agreement dated April 14, 2005 between the Buyer and the Seller are suspended pending the Final Closing, after which all such payments shall be waived.

Section 2.02 Payment

Upon and subject to the terms and conditions hereof, the Buyer agrees to pay the Seller for the Purchased Assets as follows:

(a) Payment by delivery at the signing of this Agreement of a certified cheque or bank draft in the amount of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) ("Initial Payment") payable to the Seller, or as the Seller may otherwise direct, which is non refundable in the event of the termination of this Agreement but shall be subject to Section 7.02 in the event of such termination;

(b) Payment by delivery on the U.S. Closing of a certified cheque or bank draft in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) payable to the Seller or as the Seller may otherwise direct (the "Second Payment"). ;

(c) Payment by delivery on the Final Closing date of a certified cheque or bank draft in the amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) payable to the Seller, or as the Seller may otherwise direct;

Section 2.03 Payment Obligation to Sino-Top

Upon and subject to the terms and conditions hereof, the Buyer agrees to loan the Seller (the "Loan") for the Sino-Top payment obligation due March 30, 2006 as follows:

Payment by delivery on or before March 30, 2006 directly to Sino-Top of a certified cheque, bank draft or wire transfer in the amount of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) (the "Sino-Top Payment") to be secured by the share certificate representing 250,000 shares of the Buyer currently held by Seller (the "Collateral Share Certificate"), such security to be delivered to the Buyer's Attorneys in escrow at the time of the signing of this Agreement, to be held by them pursuant to the terms of the escrow agreement attached hereto as Schedule "J" ("Buyer's Attorneys' Escrow Agreement"). Upon the Final Closing, the Loan shall be forgiven.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations And Warranties Of The Seller

The Seller hereby represents and warrant to the Buyer as follows and acknowledges that the Buyer is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

(a) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

(b) Power and Authority. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. At the U.S. Closing Seller will have received all required shareholder approval and taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by the Seller and upon approval by Seller's shareholders, will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) No Violation. The execution and delivery of this Agreement by Seller and Sino-Top, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of Seller, (b) subject to approvals of certain Chinese authorities as more particularly set out in Schedule "D", violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Seller or Sino-Top, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Seller, or (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Seller.

(e) No Commissions. The Seller has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

(f) Ownership of Sino-Top Interest. The Seller owns the Sino-Top Shares pursuant to the terms of the Sino-Top Joint Venture Contract (as hereinafter defined), and confirms that the Sino-Top Shares have not been pledged in any manner whatsoever and are free and clear of any and all liens, mortgages, charges, hypothecs, claims, security interests, encumbrances and rights of any other person, corporation or entity whatsoever) other than those arising under Chinese law or by virtue of the Joint Venture Contract or the Articles of Association.

(g) Sino-Top Consent. The Seller shall provide written consent to this Agreement by the Majority of the "Sino-Top Shareholders" as defined in S. 8.1 of the Joint Venture Contract dated January 27, 2005 between the Seller and Sino-Top (the "Sino-Top Joint Venture Contract"), such consent to include a certificate of the President of Sino-Top confirming that the Seller has fulfilled all of its obligations pursuant to the Sino-Top Joint Venture Contract up to and including the date of such consent. A copy of such consent is attached hereto as Schedule "C".

(h) Representations Regarding Sino-Top. The Seller is up-to-date and in good standing with respect to all of its obligations pursuant to the Sino-Top Joint Venture Contract including, without limitation, all capital contributions required to be made by the Seller. The Seller confirms that its next capital contribution in the sum of $250,000.00 is required to be made to Sino-Top no sooner that March 20, 2006, and the final capital contribution in the sum of $250,000.00 required to be made by the Seller is due in March 2007.

(i) Representations Regarding the Properties. Sino-Top has validly renewed its exploration licenses/rights on the properties as more particularly described in Schedule "E", (the "Properties") all such rights (the "Property Rights") being valid up to and including the dates indicated on Schedule E, and all required government permits have been validly issued and are in good standing pursuant to the laws of the Government of the People's Republic of China. Sino-Top has exclusive exploratory rights with respect to the Properties pursuant to the laws of the Government of China, free and clear of all liens, disputes, claims and encumbrances.

(j) Title to Purchased Assets. The Seller is and, on Final Closing, the Buyer shall become, the absolute beneficial owner of the Sino-Top Shares, free and clear of any title defects, mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, encumbrances or rights or claims of others of any kind whatsoever and is exclusively entitled to possess and dispose of the same, free and clear pledges, whatsoever sively entitled and is exclu dispose to the same, subject to the provisions of the Joint Venture Agreement, Articles of Association and applicable law.

(k) No Options. No person other than the Buyer has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Seller of any of the Purchased Assets.

(l) Absence of Conflicting Agreements. The Seller is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by it of this Agreement.

(m) Material Contracts. Except for the contracts listed in Schedule "H" (the "Contracts"), the Seller is not a party to or bound by any material contract or commitment whether oral or written which affect, in any way, the Purchased Assets. The Contracts are all in good standing and in full force and effect unamended and no material default or breach exists.

(n) No Actions. To our knowledge Sino-Top is in compliance with all laws and regulations applicable to it and its business and there are no (i) actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against either the Seller or Sino-Top which affect, in any material way, the Purchased Assets, or (ii) judgments, decrees, injunctions or orders of any court, governmental authority or arbitrator against either the Seller or Sino-Top which affect, in any way, the Purchased Assets;

(o) As of the date hereof and as of the U.S. Closing Date, 100% of the equity ownership interests of Sino-Top are owned by the Sino-Top Shareholders and the Seller as reflected in Schedule "F". Other than as set forth in the Sino-Top Venture Contract, there are no options, warrants or other securities exercisable for, convertible into, or exchangeable for, equity ownership interests of Sino-Top or any subscriptions, agreements or commitments for Sino-Top to issue any equity ownership interests of Sino-Top, nor any voting agreements, preemptive rights, rights of first refusal or redemption rights with respect to the equity ownership interests of Sino-Top;

(p) The only approvals required of any governmental agency or body with respect to any transaction contemplated by this Agreement, and with respect to Sino-Top's rights with respect to the Properties are set forth on Schedule "D";

(q) The financial statements of Sino-Top as of December 31, 2004 and for the year then ended and as of September 30, 2005 (the "Sino-Top Financial Statements") are attached hereto as Schedule "G"; the Sino-Top Financial Statements fairly present the financial position of Sino-Top at the dates thereof and the results of operations for the periods then ended; Seller shall deliver to Buyer prior to the U.S. Closing, audited financial statements of Sino-Top for the year ended December 31, 2005, which shall be prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and will fairly present the financial position of Sino-Top at the date thereof and the results of operations for the period then ended;

(r) Sino-Top has accurately prepared and timely filed all tax returns which are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property or assets by any taxing authority which are due and payable;

(s) Schedule "I" sets forth and describes all leases or agreements to lease under which Sino-Top leases any real property, and Sino-Top is not in default of any of its material obligations under any lease;

(t) Sino-Top is the owner of and has good and marketable title to all of its properties and assets set forth on the Sino-Top Financial Statements and all assets acquired by Sino-Top since September 30, 2005, free and clear of all mortgages, charges, pledges, security interests, liens, claims or demands of any nature whatsoever ("Encumbrances"), except those which may have been incurred in the ordinary course of business;

(u) Sino-Top has no liabilities except for liabilities set forth on the Sino-Top Financial Statements or which have arisen after September 30, 2005 in the ordinary course of business;

(v) Sino-Top has set forth on Schedule "H" any and all material contracts including without limitation, those related to the Property Rights set forth below, whether written or oral, to which it is a party, and Sino-Top is not, nor is any party thereto, in breach or default thereunder;

(w) Sino-Top owns or validly holds all licenses, franchises, permits, approvals, authorizations and registrations that are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted and its business has been and is being conducted in material compliance with all such licenses, franchises, permits, approvals, authorizations and registrations;

(x) Since December 31, 2005, Sino-Top has not engaged in any transaction not in the ordinary curse of business, nor has it entered into any agreement requiring the payment of more than $5,000 in the aggregate), nor has it granted any license or sublicense of any of its Property Rights and has taken such action as is necessary to preserve and maintain all such Property Rights

Section 3.02 Representations and Warranties of the Buyer

The Buyer hereby represents and warrant to the Seller as follows and acknowledges that the Seller is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

(a) Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

(b) Power and Authority. Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by the Buyer constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) Violation. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated by this Agreement will not (a) contravene any provision of the certificate of incorporation or bylaws of Buyer, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Buyer, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Buyer, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Buyer.

(e) Buyer Shares. The Shares, when issued to Seller as provided herein, will be duly issued, fully paid and non-assessable.

(f) SEC Filings. Since January 1, 2005, Buyer has filed with the United States Securities and Exchange Commission ("SEC") all material forms, statements, reports and other documents (including all exhibits, amendments and supplements thereto) required to be filed by Buyer under the Securities Exchange Act of 1934, as amended ("Exchange Act"), collectively the "Exchange Act Documents", all of which complied in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, none of the Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(g) Buyer's commitment. Buyer promises to complete investments to Sino-Top in 2006 according to the amount of investment and time table in Schedule "K".

Section 3.03 Commission

Each Party represents and warrants to the other Party that no Person is entitled to a brokerage commission, finder's fee or other like payment in connection with the purchase and sale contemplated hereby.

Section 3.04 Disclosure.

None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Purchased Assets seeking full information concerning the matters which are the subject of such representations, warranties and statements.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

Section 4.01 Investment Representations.

(a) The Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

(b) The Seller is acquiring the Shares for its own account and not with a view toward distribution in a manner that would violate the Securities Act of 1933, as amended ("Securities Act").

(c) The Seller understands that the Shares have not been registered under the Securities Act. The Seller agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities laws. The Seller acknowledges that, until such time as the Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act ("Rule 144") without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT OR UNLESS THE SECURITIES ARE OTHERWISE SOLD, TRANSFERRED OR ASSIGNED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

Section 4.02 Actions to Satisfy Closing Conditions

Each of the Parties hereto hereby agrees to take all such commercially reasonable actions as are within its power to control, and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in this Agreement which are for the benefit of any other Party hereto.

Section 4.03 Access for Investigation

The Buyer shall be entitled to conduct, prior to the U. S. Closing, a due diligence review of the assets, properties, books, records, business, operations, and financial condition of Sino-Top (hereinafter referred to as "Due Diligence Review"). The Seller and Sino-Top and their respective officers, employees and agents shall facilitate such review by the Buyer and its representatives (including its attorneys, accountants and consultants) and shall furnish all information as may be reasonably requested by such reviewing party, and shall afford such reviewing party and its representatives an opportunity to examine such books, records and properties of Sino-Top as may be requested.

ARTICLE 5
INDEMNIFICATION

Section 5.01 Obligation to Indemnify

Each party hereto agrees to indemnify and hold harmless the other party hereto and its officers, directors, employees, affiliates and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, "Indemnifiable Damages"), arising from, relating to, caused by (whether in whole or in part), in connection with, or incident to any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of such indemnifying party contained in this Agreement, in any schedule or exhibit to this Agreement, or in any certificate delivered by such indemnifying party in connection with this Agreement on the Closing Date.

Section 5.02 Survival of Representations and Warranties

Each of the representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive after the Final Closing Date for a period of 2 years. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any other documents or papers delivered in connection herewith. However, any representation or warranty known to be false by a Party prior to the Final Closing shall not survive such Final Closing. Each representation, warranty, covenant and agreement of any party contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

Section 5.03 Third Party Actions

With respect to each claim made by a third party for which an Indemnified Party (as hereinafter defined) seeks indemnification under this Article 5 (a "Third Party Claim"), the Indemnified Party shall give prompt notice to the Indemnifying Party (as hereinafter defined) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced thereby (and such failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any other liability it may have to the Indemnified Party). The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as and to the extent that (a) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after receipt from the Indemnified Party of notice of the claim, that the Indemnifying Party will indemnify and defend the Indemnified Party and agrees in writing to provide such defense and indemnification, from and against any Indemnifiable Damages with respect to which such Indemnified Party is entitled to indemnification and defense under Section 5.01 hereof that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim; (b) the claim seeks the recovery of solely money damages and does not contain a claim for an injunction, specific performance, a declaration of rights or other equitable relief; (c) the Indemnifying Party conducts the defense of the claim actively and diligently; and (d) representation of both the Indemnified Party and the Indemnifying Party by the counsel selected by the Indemnifying Party would not create an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party. In all other cases, the Indemnified Party shall be entitled to retain its own separate counsel and control the defense of the Third Party Claim, all at the sole cost and expense of the Indemnifying Party. If there is a conflict of interest, however, that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party as reasonably determined by the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party's sole cost and expense, to participate in the defense of such action on behalf of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of this Article 5 for the related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provisions of this paragraph, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or (iii) the Indemnifying Party has not authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall have no right to settle or compromise, without the prior written consent of the Indemnified Party, any action or claim to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party other than monetary damages, or does not include as an unconditional term thereof the providing to the Indemnified Party by the third party of a release, in form and substance acceptable to the Indemnified Party, of all liability in respect of such claim. Nothing stated herein shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party any Indemnifiable Damages pursuant to the provisions of this Article 5. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any action or claim assumed by the Indemnifying Party in accordance with the terms hereof and shall make available to the Indemnifying Party such information as the Indemnifying Party reasonably requests in connection with any such defense. For purposes of this Article 5, an "Indemnified Party" shall mean a party claiming defense or indemnification under this Article 5 and an "Indemnifying Party" shall mean a party from whom defense or indemnification is sought under this Article 5. With regard to any Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of:

(a) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, ten (10) days prior to the date that the judgment creditor has the right to execute the judgment; (b) the entry of a non-appealable judgment or final appellate decision against the Indemnified Party; (c) a settlement of the claim; or (d) with respect to indemnities for tax liabilities, upon the issuance of any binding resolution by a taxation authority. Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a solicitor-client basis by the Indemnifying Party. All indemnification claims not paid when due shall bear interest at a rate equal to the lesser of 10% per annum or the highest rate permitted by law.

Section 5.04 Right to Indemnification Not Affected by Knowledge or Waiver

The right to indemnification, payment of Indemnifiable Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations or otherwise will not be affected by any investigation conducted (or not conducted) with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Indemnifiable Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

Section 5.05 Notwithstanding anything in this Article 5 to the contrary, Seller and Buyer shall not be entitled to indemnification with respect to a breach of any representation or warranty unless the amount of such claim or claims, in the aggregate, exceed one hundred thousand dollars ($100,000) (each, a "Permitted Claim") and neither Party shall be entitled to indemnification or damages for any amount in excess of three million six hundred fifty thousand dollars ($3,650,000).

ARTICLE 6
CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PARTIES
OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

Section 6.01 Buyer's Conditions

The obligation of the Buyer to complete the purchase of the Purchased Assets hereunder shall be subject to the satisfaction of, or compliance with, at or before the Final Closing, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Buyer and may be waived by it in whole or in part):

(a) This Agreement and the transfer of the Sino-Top Shares from the Seller to the Buyer or its subsidiary have been approved by the competent commerce bureau in the People's Republic of China ("Approval Authority"), without any additional or different conditions being imposed which are not agreed to by the parties in writing;

(b) Appropriate documents have been issued or approved by appropriate Chinese governmental authorities, reflecting that the Buyer or its subsidiary has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top, without any additional or different conditions being imposed which are not agreed to by the parties in writing;

(c) The representations and warranties of the Seller and Sino-Top contained in this Agreement shall be true and correct at and as of the U.S. Closing Date and the Final Closing with the same force and effect as though made at and as of such time. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the U.S. Closing Date and the Final Closing. The Seller shall have delivered to the Buyer a certificate, dated as of the U.S. Closing Date and the Final Closing, duly signed by the Seller's and Sino-Top's respective presidents or chief executive officers, certifying that such respective representations and warranties are true and correct and that all such obligations have been performed and complied with;

(d) Between the date hereof and the Final Closing, (i) there shall have been no material adverse change in or to Sino-Top or any of its properties, assets or business and (ii) there shall have been no adverse legislative or regulatory change affecting in any material adverse way Sino-Top or any of its properties, assets or business, and there shall have been delivered to the Buyer certificates to that effect, dated the U.S. Closing Date and the Final Closing and signed by the respective president or chief executive officer of the Seller and Sino-Top;

(e) The Seller shall have delivered to the Buyer the following with respect to itself and with respect to Sino-Top (i) copies of their charter documents as in effect immediately prior to the U. S. Closing Date and Final Closing, and (ii) copies of resolutions adopted by their respective board of directors and shareholders authorizing the transactions contemplated by this Agreement;

(f) The Seller has provided to the Buyer a true and correct copy of (a) the documents, consents, certificates, licenses and registrations as set out in Schedule "D", (b) a certificate of good standing of the Seller issued by the Secretary of State of the State of its incorporation as of a date not more than ten (10) days prior to the U.S. Closing Date, and (c) such further and other documentation as reasonably requested by the Buyer or its counsel, including a release of obligation under the Venture Agreement of the Parties at the Final Closing;

(g) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body that shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated by this Agreement, and that, in the reasonable judgment of the Buyer, makes it inadvisable to proceed with the transactions contemplated hereby;

(h) Sino-Top and the Seller shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Sino-Top from any person or entity from whom such consent or waiver is required under any contract, permit or license to which Sino-Top or the Properties are bound as of a date not more than ten (10) days prior to the Final Closing Date;

(i) The Seller shall have delivered to the Buyer audited financial statements of Sino-Top for the twelve month period ended December 31, 2005, such audit to be performed by GHP Horwath P.C. in conformity with GAAP and the rules and regulations of the SEC and unaudited quarterly financial statements as of a date within 30 days of the end of each quarter; and

(j) The Seller shall have complied with all reasonable due diligence requests including but not limited to delivery to the Buyer of all geological and technical data related to any of the Properties described herein as well as maps and surveys.

Section 6.02 Seller's Conditions

The obligation of the Seller to complete the sale of the Purchased Assets hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Seller and may be waived in whole or in part).

(a) Between the date hereof and the U.S. and Final Closing Dates, there shall have been no material adverse change in or to Buyer or any of its properties, assets or business; all representations and warranties shall be true on the U.S. Closing Date and Final Closing Date and Buyer shall have performed its obligations pursuant to this Agreement and there shall have been delivered to the Seller a certificate to that effect, dated the U.S. Closing Date and Final Closing Date and signed by the President of Buyer.

(b) The Buyer shall have delivered to Seller the following: (i) copies of its Charter documents as in effect immediately prior to the U.S. Closing Date, (ii) copies of resolutions adopted by its Board of Directors authorizing the transactions contemplated by the Agreement; (iii) a good standing certificate as of a date not more than 10 days prior to the U,S. Closing Date and (iv) such further and other documentation as reasonably requested by the Seller or its counsel.

(c) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body that shall seek to restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated by this Agreement, and that, in the reasonable judgment of Seller, makes it inadvisable to proceed with the transactions contemplated hereby.

(d) Seller shall receive the Shares and the Payment specified in Section 2.02(b) on the U.S. Closing Date.

(e) Seller shall receive the Payment specified in Section 2.02(c) on the Final Closing Date.

ARTICLE 7
TERMINATION

Section 7.01 This Agreement may be terminated prior to the Final Closing Date solely by:

(a) the mutual written consent of the Parties;

(b) the Buyer (i) as a result of Seller's breach of a material representation, warranty or covenant or (ii) if the Final Closing does not occur within ninety (90) days from the U.S. Closing Date; or

(c) the Seller (i) as a result of Buyer's breach of a material representation, warranty or covenant or (ii) if the Final Closing does not occur within one hundred and eighty (180) days from the U.S. Closing Date.

Section 7.02 Upon termination for any reason, the Shares and the Collateral Share Certificate held in escrow by the Seller's and Buyer's attorneys respectively shall be promptly released to Buyer. In addition, the Initial Payment ($150,000) and 50% of the Second Payment ($50,000) shall be applied to cash payments required to be made by the Buyer under the Venture Agreement dated April 14, 2005 between the Buyer and the Seller, and all obligations under such Venture Agreement shall remain effective. Furthermore, the Sino-Top Payment ($250,000) made by the Buyer pursuant to Section 2.03 and the other 50% of the Second Payment ($50,000) shall be returned to the Buyer within 5 business days of the termination. In the event that the aforesaid payment is not returned to the Buyer accordingly, the Buyer's attorneys shall be authorized to release the Collateral Share Certificate to the Buyer in full satisfaction of said payment and neither party shall have any other obligation, or indebtedness to the other under this Agreement.

Section 7.03 If this Agreement is terminated prior to the Final Closing Buyer shall fully cooperate and take any and all reasonably commercial measures at Seller's expense to reflect the Seller's ownership interest in the Sino-Top Shares pursuant to the applicable provisions of Chinese law.

ARTICLE 8
GENERAL PROVISIONS

Section 8.01 Notices

All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and fax numbers (or to such other addresses or fax numbers which such party shall designate in writing to the other party):

if to the Seller:	Sino Silver Corp.
310 Riverside Drive
Suite 2301
New York, NY 10025
Attention: David Bikerman, President
Fax:(860) 434-7718

with a copy to:	Akerman Senterfitt
One S.E. 3rd Ave., 28th Floor
Miami, Florida 33131
Attn.: Leonard H. Bloom, Esquire
Fax: (305) 374-5095

if to the Sino-Top:	Sanhe Sino-Top Resources and Technologies, LTD.
North Jingha Road 45, Yanjiao Economic Development Zone,
Sanhe City Hebei Province, 065201, P.R. China
Attn: Mr. Liang Li Minn
Fax: 86-10-61597354

if to Silver Dragon:	Silver Dragon Resources, Inc.
1121 Steeles Avenue West
Suite 803 Toronto, Ontario, Canada M2R3W7
Attn: Marc Hazout, President
Fax: (416) 661-9510

with a copy to:	Garfin Zeidenberg LLP
5255 Yonge Street
Suite 800
Toronto, Ontario, Canada M2N 6P4
Attn: Stephen M. Cohen
Fax: (416) 512-9992

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

Section 8.02 Entire Agreement; No Third Party Beneficiaries

This Agreement (including the exhibits and schedules attached hereto) and the certificates delivered on the Closing Dates pursuant hereto, contain the entire understanding of the parties hereto in respect of their respective subject matters and supersede all prior (oral or written) agreements, understandings, representations and warranties between or among the parties with respect to such subject matters. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person or entity, other than the parties hereto, any rights or remedies hereunder. Each party hereto agrees that, except for the statements, representations and warranties contained in this Agreement and any exhibit, schedule or document attached hereto and any certificate delivered on the Effective Date pursuant hereto. Neither party hereto makes any other statements, representations or warranties (whether in writing or otherwise) that the other is entitled to rely upon, and each hereby disclaims any other statements, representations or warranties (whether in writing or otherwise) made by each party hereto or any of the officers, directors, employees, agents, financial and legal advisors or other representatives of such party with respect to the preparation, execution and delivery of this Agreement and any exhibit, schedule or document attached hereto, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

Section 8.03 Transaction Costs

Except as otherwise provided in this Agreement, the parties hereto shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

Section 8.04 Amendment; Waiver

This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by all parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

Section 8.05 Binding Effect; Assignment

The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person or entity any legal or equitable rights hereunder. This Agreement and/or the rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided that Sino Silver may assign this Agreement and/or its rights and obligations hereunder to any successor to its business who/which agrees to assume its obligations hereunder. Any other purported assignment of rights or obligations in violation of this Agreement is void.

Section 8.06 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party hereto shall be considered to have the same binding legal effect as an original signature. Both English and Chinese versions of this Agreement shall be same meaning and have the same binding legal effect.

Section 8.07 Interpretation

The headings contained in this Agreement and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

Section 8.08 Governing Law

This Agreement shall be governed pursuant to the laws of the of Province of Ontario and the Federal laws of Canada.

Section 8.09 Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each party hereto remain valid, binding and enforceable.

Section 8.10 Construction

The parties hereto agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Section 8.11 Equity Transfer Agreement

The parties agree to enter into a simple Equity Transfer Agreement forthwith following the signing of this Agreement, in order to facilitate the approval of this transaction in China.

{Signatures On Following Page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SILVER DRAGON RESOURCES INC.

By:
Name: Marc Hazout
Title: President
I have authority to bind the Corporation

SINO SILVER CORP.

By:
Name: David Bikerman
Title: President
I have authority to bind the Corporation

SANHE SINO-TOP RESOURCES AND
TECHNOLOGIES, LTD.

By:
Name: Liang Limin
Title: Director
I have authority to bind the Corporation

SCHEDULE "A"

Seller's Attorney's Escrow Agreement

SEE ATTACHED

SCHEDULE "B"

Description of Purchased Assets

1. Sino-Top Shares - a sixty percent (60%) equity interest in Sanhe Sino-Top Resources and Technologies, Ltd.

2. Contracts - all right, title and interest of the Seller in, to and under, and the full benefit of the Sino-Top Joint Venture Contract, a list of which is set forth in Schedule H.

SCHEDULE "C"

Consent of Sino-Top and its Shareholders

SEE ATTACHED

SCHEDULE "D"

Consents of Chinese Authorities

1. Approval and Approval Certificate from local Approving Authority (Provincial Department of Commerce) to approve the Equity Transfer Agreement, the Amended Joint Venture Contract and the Articles of Association;

2. Obtain new Business License issued by State Administration of Industry and Commerce;

3. Obtain Post-Equity Transfer Registrations.

SCHEDULE "E"

Properties*

1. AOBAOTUGOUNAO
Right Owner	Sanhe Sino Top Resource and Technology Ltd.
Exploring Agency	North China Geological Prospecting Bureau General Exploration Agency
Location	Gaoyingzi Village, Muxinai Town, Keshiketeng, Chifeng, Inner Mongolia

2. SHIDIDONGGOU
Right Owner	Sanhe Sino Top Resource and Technology Ltd.
Exploring Agency	North China Geological Prospecting Bureau General Exploration Agency
Location	Hongguang Town, Keshiketeng County, Chifeng, Inner Mongolia

3. ZHUANXINHU
Right Owner	Sanhe Sino Top Resource and Technology Ltd.
Exploring Agency	North China Geological Prospecting Bureau General Exploration Agency
Location	Guandi Town, Keshiketeng County, Chifeng, Inner Mongolia

4. LIANGDI
Right Owner	Sanhe Sino Top Resource and Technology Ltd.
Exploring Agency	North China Geological Prospecting Bureau General Exploration Agency
Location	Xindi Town, Keshiketeng County, Chifeng, Inner Mongolia

5. DADI
Right Owner	Hebei Hua Guan Science and Technology Park Co. Ltd.
Exploring organization	North China Geological Prospecting Bureau General Exploration Agency
Location	Reshui Town, Keshiketeng County, Chifeng City, Inner Mongolia

6. LAOPANDAO BEIHOU
Right Owner	Hebei Hua Guan Science and Technology Park Co. Ltd.
Exploring organization	North China Geological Prospecting Bureau General Exploration Agency
Location	Xindi Town, Keshiketeng County, Chifeng City, Inner Mongolia

* See attached for license numbers and specific locations for each listed property.

7. YUANLINZIBEISHAN
Right Owner	Hebei Hua Guan Science and Technology Park Co. Ltd.
Exploring organization	North China Geological Prospecting Bureau General Exploration Agency
Location	Tongxing Town, Keshiketeng County, Chifeng, Inner Mongolia

8. SAIHANAOBAO
Right Owner	North China Geological Prospecting Bureau General Exploration Agency
Exploring organization	North China Geological Prospecting Bureau General Exploration Agency
Location	Reshuit Town, Keshiketeng County, Chifeng, Inner Mongolia

9. ERBAHUO
Right Owner	North China Geological Prospecting Bureau General Exploration Agency
Location	Maoshandong Town, Wengniute County, Chifeng, Inner Mongolia

SCHEDULE "F"

Equity Ownership of Sino-Top

1.	ZHOU, Lin, Chinese citizen, ID No.132821196411020529, holds 31.2% of Sino Top

2.	DUAN, Huanchun, Chinese citizen, ID No. 131082196612010819, holds 4.8% of Sino Top

3.	SHI, Zhongmei, Chinese citizen, ID No. 132821196410270526, holds 1.6% of Sino Top

4.	ZHANG, Hongliang, Chinese citizen, ID No. 132821560916053, holds 0.8% of Sino Top

5.	YANG, Wen, Chinese citizen, ID No. 132821581225051, holds 0.8% of Sino Top

6.	YANG, Guofu, Chinese citizen, ID No. 132821370427051, holds 0.8% of Sino Top

SCHEDULE "G"

Sino-Top Financial Statements

SEE ATTACHED

SCHEDULE "H"

Contracts of Sino-Top

Signing date	Name	Contracting party	Remarks
Sep 30, 2003	Exploration Right Cooperation	North China Geological
	Agreement	Prospecting Bureau General
Exploration Agency
Sep. 30, 2003	Exploration Right Cooperation	Beijing Asikelai Bio-
	Agreement	Engineering Ltd.
Oct 17, 2003	Cooperation Agreement	Inner Mongolia Xingye	terminated
Mineral Ltd.
Oct 28, 2003	Exploration Right Cooperation	Hebei Hua Guan Science and
	Agreement	Technology Park Ltd.
June 8, 2004	Dazuozishan Exploration	Zhou Yaozhen
Right transfer Agreement
June 8, 2004	Naizishan Exploration Right	Zhou Yaozhen
Transfer Agreement
June 10, 2004	Geological Drilling Agreement	Chifeng Songnan Geological	Terminated on
		Exploration Co.	July 6, 2004
Jan 26 2004	Xiaoluojiagou Exploraiton	Feng Jun
Right Transfer Agreement
Sep 10, 2004	Paoshouyingzi Exploration	Li Zhenjiang
Right Transfer Agreement
Sep 10, 2004	Mining Right Registration	Li Zhenjiang
Cooperation Agreement
Oct 20, 2004	Naizishan, Dazuozishan,	Gao Xuedong
Paoshouyingzi Geophysics
Work Agreement
Nov. 29, 2004	Mining Rights Ownership	North China Geological
	Confirmation Letter	Prospecting Bureau General
Exploration Agency, Hebei
Hua Guan Science and
Technology Park Ltd., Beijing
Asikelai Bio-Engineering Ltd.
Dec 6, 2004	Dazuozishan and Naizishan
	Exploration right transfer	Jiang Wencheng
agreement

SCHEDULE "I"

Leases of Sino-Top

Sino Top leases a total office area of 410 square meters from North China Geological Prospecting Bureau General Exploration Agency at a price of 150 RMB per square meter per year (excluding water, heating and electricity charges). The term of the lease is from January 1, 2003 to December 31, 2007. The location is the office building on the right front side of North China Geological Prospecting Bureau General Exploration Agency.

SCHEDULE "J"

Buyer's Attorney's Escrow Agreement

SEE ATTACHED

SCHEDULE "K"

Buyer's Commitment on investment to Sino-Top in 2006

Buyer promises to invest, at least, 10,749,502 RMB to Sino-Top in 2006. The investment items as following:

1. Debts of the Company in 2005		662,000 RMB
2. Company's basic running cost in 2006		1,877,200 RMB
3. Minimum keeping costs for 6 properties of the Company		1,659,300 RMB
4. Investment on focused property - Erbahuo Silver Mine		4,058,030 RMB
(1) Exploration investment in Erbahuo		2,520,030 RMB
Costs for licences and permission		1,538,000 RMB
5. Investment on 2 emphasized properties		2,492,972 RMB
(1) Saihanaobao		1,565,432 RMB
Zhuanxinhu		927,540 RMB

Total: 10,749,502 RMB
(about $1,343,687)

Time table of investments promised by the Buyer:

1. March 30, 2006	$ 250,000
2. May 20, 2006	$ 96,000
3. July 31, 2006	$ 300,000
4. Remaining investment ($697,000) shall be paid in equal monthly instalments from August to December 20, 2006).

SANHE SINO-TOP RESOURCES & TECHNOLOGIES, LTD.

UNANIMOUS WRITTEN CONSENT
of the
BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

March 16, 2006

The undersigned, being and constituting all of the directors of SANHE SINO-TOP RESOURCES & TECHNOLOGIES, LTD., a limited liability company and joint venture organized and existing under the laws of the People's Republic of China ("Sino-Top"), hereby take the following actions and adopt the following resolutions.

RESOLVED, that as required under Section 8.1 of the Joint Venture Contract dated January 27, 2005 between Sino-Top, Sino-Top Shareholders (as defined in the Joint Venture Contract) and Sino Silver Corp., a Nevada corporation ("Sino Silver"), the undersigned directors consent to Sino Silver transferring its entire 60% interest in Sino-Top to Silver Dragon Resources Inc., a corporation incorporated under the laws of the State of Delaware ("Silver Dragon"), pursuant to the terms of the Asset Purchase Agreement dated March 16, 2006 among Sino Silver, Sino-Top and Silver Dragon.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

The undersigned directors have executed this Unanimous Written Consent in Lieu of a Special Meeting as of the date first written above.

DIRECTORS:

Ian Park

Duan Huanchun

Randall Martin

Liang Limin

Jiao Wensheng

SANHE SINO-TOP RESOURCES & TECHNOLOGIES, LTD.

WRITTEN CONSENT
of the
SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING

March 16, 2006

The undersigned, being and constituting all of the shareholders ("Sino-Top Shareholders") of SANHE SINO-TOP RESOURCES & TECHNOLOGIES, LTD., a limited liability company and joint venture organized and existing under the laws of the People's Republic of China ("Sino-Top"), hereby take the following actions and adopt the following resolutions.

RESOLVED, that as required under Section 8.1 of the Joint Venture Contract dated January 27, 2005 between Sino-Top, Sino-Top Shareholders (as defined in the Joint Venture Contract) and Sino Silver Corp., a Nevada corporation ("Sino Silver"), the undersigned Sino-Top Shareholders consent to Sino Silver transferring its entire 60% interest in Sino-Top to Silver Dragon Resources Inc., a corporation incorporated under the laws of the State of Delaware ("Silver Dragon"), pursuant to the terms of the Asset Purchase Agreement dated March 16, 2006 among Sino Silver, Sino-Top and Silver Dragon, and furthermore, we waive our first right of refusal to purchase such interest from Sino Silver.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

The undersigned Sino-Top Shareholders have executed this Written Consent in Lieu of a Special Meeting as of the date first written above.

SHAREHOLDERS:

Zhou Lin

Duan Huanchun

Shi Zhongmei

Zhang Hongliang

Yang Wen

Yang Guofu